EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-188045 on Form S-3, and in the prospectus thereto, of our report dated April 15, 2014, with respect to the consolidated financial statements of United Development Funding IV, included in this Annual Report on Form 10-K.

/s/ Whitley Penn LLP

Dallas, Texas

April 15, 2014